Exhibit 10.1

AMENDED AND RESTATED VENTURE LOAN AND SECURITY AGREEMENT

Dated as of March 13, 2019

by and among

HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation 312 Farmington Avenue Farmington, CT 06032 as a Lender and Collateral Agent	HORIZON CREDIT II LLC, a Delaware limited liability company 312 Farmington Avenue Farmington, CT 06032 as a Lender

And
CATASYS, INC., a Delaware corporation 11601 Wilshire Blvd., Suite 1100 Los Angeles, CA 90025 as a Co-Borrower and Borrower Representative

ANXIOLITIX, INC.

a Delaware corporation

11601 Wilshire Blvd., Suite 1100

Los Angeles, CA 90025

as a Co-Borrower

CATASYS HEALTH, INC.

a Delaware corporation

11601 Wilshire Blvd., Suite 1100

Los Angeles, CA 90025

as a Co-Borrower

Term Loan A Commitment Amount: $2,500,000 Term Loan B Commitment Amount: $2,500,000 Term Loan C Commitment Amount: $2,500,000 Revolving Loan Commitment Amount: $7,500,000

Term Loan A Commitment Termination Date:       June 18, 2018

Term Loan B Commitment Termination Date:       June 18, 2018

Term Loan C Commitment Termination Date:       November 30, 2018

Revolving Loan Commitment Termination Date:        August 31, 2020

This Amended and Restated Venture Loan and Security Agreement is made as of the date on the cover page hereto (as it may from time to time be amended, restated or supplemented in writing signed by the Co-Borrowers and Lender and including all exhibits, attachments and appendices hereto, this “Agreement”), by and among CATASYS, INC., a Delaware corporation (“Catasys”), ANXIOLITIX, INC., a Delaware corporation (“Anxiolitix”), CATASYS HEALTH, INC., a Delaware corporation (“Catasys Health”), HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation (“Horizon”), HORIZON CREDIT II LLC, a Delaware limited liability company (“HCII”), as assignee of Horizon with respect to the Term Loans and Horizon as Collateral Agent.

WHEREAS, Horizon and Co-Borrowers originally entered into that certain Venture Loan and Security Agreement dated as of June 14, 2018 (the “Existing Loan Agreement”), pursuant to which Horizon made a (i) term loan to Co-Borrowers in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) as evidenced by that certain Secured Promissory Note (Loan A) dated June 14, 2018 executed by Co-Borrowers in favor of Horizon (the “Loan A Note”), (ii) term loan to Co-Borrowers in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) as evidenced by that certain Secured Promissory Note (Loan B) dated June 14, 2018 executed by Co-Borrowers in favor of Horizon (the “Loan B Note”), and (iii) term loan to Co-Borrowers in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) as evidenced by that certain Secured Promissory Note (Loan C) dated August 31, 2018 executed by Co-Borrowers in favor of Horizon (the “Loan C Note”, and collectively with the Loan A Note and the Loan B Note, the “Term Loan Notes”);

WHEREAS, Horizon has assigned all of its right, title and interest in and to the Term Loan Notes to HCII and;

WHEREAS, the parties hereto desire to amend and restate the Existing Loan Agreement to, among other things, include a revolving loan facility. Accordingly, all references herein to “the date hereof” or “as of the date hereof” shall be deemed to refer to the date of this Amended and Restated Venture Loan and Security Agreement.

NOW THEREFORE, Horizon, the Lender and the Co-Borrowers hereby agree as follows:

AGREEMENT

1.   Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement acceptable to Lender which perfects via control Lender’s and Collateral Agent’s security interest in each Co-Borrower’s deposit accounts and/or securities accounts.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this certain Amended and Restated Venture Loan and Security Agreement by and among Co-Borrowers, Collateral Agent and Lender dated as of the date on the cover page hereto (as it may from time to time be amended, modified or supplemented in a writing signed by each Co-Borrower, Collateral Agent and Lender).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Billings” means the aggregate dollar value of the invoices generated by Borrower Representative and sent to its customers during a measurement period as a result of services rendered, or products sold, by Borrower Representative to such customers during such measurement period.

“Borrower Representative” means the Borrower Representative as set forth on the cover page of this Agreement.

“Borrowing Base” means:

(a) Commencing as of the date of this Agreement and continuing until June 30, 2019, the greater of Two Million Five Hundred Thousand Dollars ($2,500,000) or :

(i) Zero Dollars ($0.00), if Co-Borrowers’ Billings for the immediately preceding three calendar month period are less than or equal to Five Million Nine Hundred Thousand Dollars ($5,900,000);

(ii) Five Million Dollars ($5,000,000), if Co-Borrowers’ Billings for the immediately preceding three calendar month period are greater than Seven Million Dollars ($7,000,000) but less than or equal to Eight Million Dollars ($8,000,000);

(iii) Seven Million Five Hundred Thousand Dollars ($7,500,000), if Co-Borrowers’ Billings for the immediately preceding three calendar month period are greater than Eight Million Dollars ($8,000,000); and

(b) Commencing as of July 1, 2019 and continuing until the Revolving Loan Commitment Termination Date:

(i) Zero Dollars ($0.00), if Co-Borrowers’ Billings for the immediately preceding three calendar month period are less than or equal to Five Million Nine Hundred Thousand Dollars ($5,900,000);

(ii) Two Million Five Hundred Thousand Dollars ($2,500,000) if Co-Borrowers’ Billings for the immediately preceding three calendar month period are greater than Five Million Nine Hundred Thousand Dollars ($5,900,000) but less than or equal to Seven Million Dollars ($7,000,000)

(iii) Five Million Dollars ($5,000,000), if Co-Borrowers’ Billings for the immediately preceding three calendar month period are greater than Seven Million Dollars ($7,000,000) but less than or equal to Eight Million Dollars ($8,000,000);

(iv) Seven Million Five Hundred Thousand Dollars ($7,500,000), if Co-Borrowers’ Billings for the immediately preceding three calendar month period are greater than Eight Million Dollars ($8,000,000).

“Borrowing Base Certificate” means the Borrowing Base Certificate in the form attached hereto as Exhibit F.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or California.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“Co-Borrower” means a Co-Borrower as set forth on the cover page of this Agreement, and “Co-Borrowers” means all such Co-Borrowers cumulatively.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lender.

“Commitment Amount” means the Term Loan A Commitment Amount, the Term Loan B Commitment Amount, the Term Loan C Commitment Amount, or the Revolving Loan Commitment Amount, as applicable.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Commitment Termination Date” means, as applicable, the Term Loan A Commitment Termination Date, the Term Loan B Commitment Termination Date, the Term Loan C Commitment Termination Date or the Revolving Loan Commitment Termination Date.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Default” means any Event of Default or any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“EBITDA” means, with respect to any fiscal period, an amount equal to the sum of (a) earnings of the Borrower Representative for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the earnings of the Borrower Representative and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) interest expense paid or accrued during such period, plus (iv) all other non-cash charges as approved by Lender from time to time, all as determined in accordance with GAAP.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Existing Loan Agreement” has the meaning set forth in the recitals hereto.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower Representative substantially in the form of Exhibit B or such other form as Lender may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of any Co-Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Heritage Bank Availability” means, as of any date of determination, the principal amount of Indebtedness that Co-Borrowers could borrow from Heritage Bank of Commerce on such date under Co-Borrowers’ line of credit permitted pursuant to clause (d) of the definition of Permitted Indebtedness, provided, however, that if at any time, Co-Borrowers are not permitted to incur any such Indebtedness pursuant to the language of clause (d) of the definition of Permitted Indebtedness, then the “Heritage Bank Availability” shall be zero.

“Horizon” means Horizon Technology Finance Corporation.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Interest Only Extension Milestone” means, Borrower Representative providing Lender with evidence reasonably satisfactory to Lender that Borrower Representative, during the period commencing on January 1, 2019 and continuing through June 30, 2019, has achieved Billings of not less than Twenty Million Dollars ($20,000,000).

“Internal Revenue Code” has the meaning given such term in Section 5.19 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Landlord Agreement” means an agreement substantially in the form provided by Lender to Borrower Representative or such other form as Lender may agree to accept in the exercise of its reasonable discretion.

“Lender” means the Lender as set forth on the cover page of this Agreement.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lender’s reasonable attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including reasonable fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all reasonable fees and costs incurred by Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against any Co-Borrower, any Subsidiary or their respective Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by Lender to any Co-Borrower under this Agreement, including each Term Loan and each Revolving Loan.

“Loan Amortization Date” means, with respect to each Loan, the Payment Date on which Co-Borrowers are required, pursuant to the terms of this Agreement, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of such Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement.

“Loan Rate” means, with respect to each Loan, the per annum rate of interest equal to 9.75% plus the amount by which the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal exceeds 2.00%, provided, however that to the extent LIBOR (a) is no longer reported in the Wall Street Journal, (b) is no longer widely used as a benchmark market rate for new facilities of this type, or (c) becomes permanently unavailable, Lender shall select a successor benchmark rate, which successor rate shall be applied in a manner consistent with market practice, or if there is no consistent market practice, such successor rate shall be applied in a manner reasonably determined by Lender. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 9.75%.

“Management Services Agreement” means any license, management or other agreement by and between any Co-Borrower on the one hand and another Person organized under the laws of a given jurisdiction, on the other hand, and involving, among other things, the license of Intellectual Property or other personal property of any Co-Borrower to such other Person so as to facilitate the provision of certain Co-Borrowers’ services to end users or patients of such Person in a manner that complies with the given jurisdiction’s laws generally concerning the authorized practice of medicine. For the avoidance of any doubt, (i) the Management Services Agreement by and between the Borrower Representative, as Manager thereunder, and Texas Integrated Health, Inc., a Texas nonprofit health organization (“TIH”), dated as of April 2, 2018, (ii) the License Agreement, dated as of April 2, 2018 by and between the Borrower Representative, as Licensor thereunder, and TIH, and (iii) the license, management and other agreements (each that are of the type described in the previous sentence) that the Co-Borrowers shall enter into after the date hereof with California Integrated Health, Inc. (“CIH”), shall each constitute a “Management Services Agreement” hereunder.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, operations, or Properties of any Co-Borrower, or all Co-Borrowers collectively, (b) the ability of any Co-Borrower to perform its Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or Lender’s security interest in the Collateral.

“Maturity Date” means, as applicable, the Term Loan Maturity Date or the Revolving Loan Maturity Date.

“Minimum Required Amortized Balance” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Minimum Required Revenue Based Payments” means, (a) if Lender makes Loans A and B to or on behalf of any Co-Borrower, Seven Hundred Fifty Thousand Dollars ($750,000) and (b) if Lender makes Loans A, B and C to or on behalf of any Co-Borrower, One Million One Hundred Thousand Dollars ($1,100,000).

“Note” means each Term Loan Note and each Revolving Loan Note, as applicable, and “Notes” means, collectively, all such promissory notes.

“Obligations” means all debt, principal, interest, fees, charges, expenses and reasonable attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by any Co-Borrower to Collateral Agent or Lender of any kind and description (whether pursuant to or evidenced by this Agreement or the other Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Co-Borrowers to Lender under the Loan Documents;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness of Co-Borrowers existing on the date hereof and set forth on the Disclosure Schedule;

(d) Indebtedness of Borrower Representative in an aggregate principal amount not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000), consisting of a revolving credit facility in which the loans are limited to not more than Eighty-Five Percent (85%) of Borrower Representative’s outstanding accounts receivable; provided, however, that such Indebtedness described in this subclause (d) shall only be deemed to be “Permitted Indebtedness” hereunder after Co-Borrowers achieve Billings during any trailing three (3) calendar month period of not less than Ten Million Dollars ($10,000,000), and until such time, Borrower Representative shall not be permitted to incur any Indebtedness under the loan facility that would otherwise be permitted by this clause (d);

(e) intercompany Indebtedness owed by any Subsidiary to Borrower Representative or any wholly-owned Subsidiary, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to Borrower Representative, such Indebtedness shall be evidenced by one or more promissory notes;

(f) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(g) to the extent constituting or that may constitute Indebtedness, any Equity Securities of a Co-Borrower outstanding as of the date hereof, including any preferred stock, warrants, options and other rights to acquire a Co-Borrower’s Equity Securities and any payments that may arise thereunder;

(h) Indebtedness of Borrower secured by Liens permitted under clause (g) of the definition of Permitted Liens, up to an aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000) at any one time;

(i) Indebtedness for deferred salaried compensation to each Co-Borrower’s employees, not to exceed $150,000 in the aggregate;

(j) Reimbursement obligations of any Co-Borrower to its employees for travel and other expenses incurred in the ordinary course of business;

(k) liabilities of Co-Borrowers associated with accrued but unused vacation time of employees of the Co-Borrowers incurred in the ordinary course of business and pursuant to applicable laws governing Co-Borrowers;

(l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under subsection (d) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon any Co-Borrower or all Co-Borrowers collectively; and

(m) Indebtedness consisting of reimbursement obligations of Co-Borrowers with respect to letters of credit securing real property lease obligations in an aggregate amount not to exceed Four Hundred Eight Thousand Dollars ($408,000) at any time.

“Permitted Investments” means and includes any of the following Investments as to which Collateral Agent and Lender have a perfected security interest:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States, any state thereof or any agency thereof and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(e) Investments by Borrower Representative and Subsidiaries in their Subsidiaries outstanding on the date hereof;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) Investments or other participation in joint ventures or strategic alliances in the ordinary course of each Co-Borrower’s business consisting of the licensing of technology, intellectual property and/or product, the development of such technology, intellectual property and/or product or the providing of technical support, provided that any cash Investments by Co- Borrowers do not exceed $100,000 in the aggregate in any fiscal year;

(h) Investments by Borrower in TIH, CIH or any other Person pursuant to or in connection with a Management Services Agreement in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) during any fiscal year; and

(i) other Investments aggregating not in excess of One Hundred Thousand Dollars ($100,000) at any time.

“Permitted Licenses” means and includes (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, including, without limitation pursuant to any Management Services Agreement (ii) exclusive licenses of Intellectual Property entered into in the ordinary course of business and applicable solely outside the United States, provided that such exclusive licenses could not result in a legal transfer of title of the licensed Intellectual Property and (iii) exclusive licenses of Intellectual Property entered into in the ordinary course of business that are exclusive as to the United States, to the extent consented to by Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

“Permitted Liens” means and includes:

(j) the Liens created by this Agreement;

(k) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to any Co-Borrower, or all Co-Borrowers collectively, and that Borrower Representative has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower Representative);

(l) Liens identified on the Disclosure Schedule;

(m) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to any Co-Borrower, or all Co-Borrowers collectively, and that Borrower Representative has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower Representative);

(n) Liens granted in connection with Indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness, provided, however, that the lender providing the indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness shall have a first priority lien over Borrower Representative’s cash, accounts receivable and bank accounts, and Lender shall have a first priority lien over all other Collateral (as defined below);

(o) Permitted Licenses;

(p) Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities;

(q) leases or subleases of real property granted in the ordinary course of any Co-Borrower’s business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of any Co- Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(r) Liens in favor of financial institutions arising solely in connection with any Co-Borrower’s deposit or securities accounts held at such institutions; and

(s) Deposits connected with the issuance of letters of credit permitted pursuant to clause (m) of the definition of Permitted Indebtedness.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Required Remaining Months Liquidity Amount” means, on the date of determination, an amount equal to the sum of (a) the whole value of the aggregate net operating loss of the Co-Borrowers (on a consolidated basis, without giving effect to any losses arising from stock-related compensation expenses and warrants) for the three (3) full calendar month period most recently ended prior to such date of determination plus (b) all principal and interest scheduled to be paid under all Indebtedness of any Co-Borrower (on a consolidated basis) during the three (3) full calendar month period subsequent to such date of determination.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Restricted License” means any license or other agreement with respect to which any Co-Borrower is the licensee and such license or agreement is material to any Co-Borrower’s business and (a) that prohibits or otherwise restricts any Co-Borrower from granting a security interest in any Co-Borrower’s interest in such license or agreement or any other property or (b) for which a default under or termination of would reasonably be expected to interfere with Collateral Agent’s or Lender’s right to sell any Collateral.

“Revenue Based Payment” means the payment by Co-Borrowers to Lender of an amount equal to the product of (a) 0.20% multiplied by (b) the revenue (as determined in accordance with GAAP) achieved by all Co-Borrowers in the aggregate during such calendar quarter, provided, however, that during any calendar quarter in which Co-Borrowers achieve aggregate EBITDA of not less than one dollar ($1.00), the Revenue Based Payment due and owing from Co-Borrowers to Lender for such calendar quarter shall be equal to the product of (x) 0.40% multiplied by (y) the revenue (as determined in accordance with GAAP) achieved by all Co-Borrowers in the aggregate during such calendar quarter; provided, however, that if (i) the Funding Date for Loans A and B occurs on a date other than the first calendar day of a quarter, then the Revenue Based Payment required to be paid by Co-Borrowers to Lender for such quarter shall be pro-rated based upon the actual number of days in such calendar quarter occurring on or after such Funding Date or (ii) the Maturity Date occurs on a date other than the last calendar day of a quarter, then the Revenue Based Payment required to be paid by Co-Borrowers to Lender for such quarter shall be pro-rated based upon the actual number of days in such calendar quarter occurring on or prior to the Maturity Date.

“Revolving Loan” means a loan made pursuant to Section 2.1(b), in an aggregate outstanding principal amount not to exceed the Revolving Loan Commitment Amount.

“Revolving Loan Amortization Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Revolving Loan Availability Amount” means, as of the date of determination, an amount equal to the difference between the (i) Borrowing Base minus (ii) aggregate principal amount of the Revolving Loan then outstanding.

“Revolving Loan Commitment Amount” has the meaning as set forth on the cover page of this Agreement.

“Revolving Loan Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Revolving Loan Interest Payments” has the meaning given such term in Section 2.2(a)(ii) of this Agreement.

“Revolving Loan Maturity Date” means with respect to the Revolving Loans, that date which is the earliest of: (a) September 30, 2022, (b) the date of acceleration of such Loan, following an Event of Default (c) or the date of prepayment.

“Revolving Loan Note” means the promissory note executed by the Co-Borrowers in connection with the Revolving Loan Commitment Amount in substantially the form of Exhibit C-2 attached hereto.

“Rights to Payment” has the meaning given such term in Section 4.1 of this Agreement.

“Sanctions” means any economic or financial sanction administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Scheduled Payments” means, as applicable, Scheduled Term Loan Payments or Scheduled Revolving Loan Payments.

“Scheduled Term Loan Payments” has the meaning given such term in Section 2.2(a)(i) of this Agreement.

“Scheduled Revolving Loan Payments” has the meaning given such term in Section 2.2(a)(ii) of this Agreement.

“SEC Documents” means the reports, schedules, forms, statements and other documents required to be filed by a Person under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by any Co-Borrower directly or indirectly through Subsidiaries.

“Term Loan” means, as applicable, Term Loan A, Term Loan B or Term Loan C, and “Term Loans” means all such Term Loans collectively.

“Term Loan A” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Term Loan A Commitment Amount.

“Term Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Term Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Term Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Term Loan B” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Term Loan B Commitment Amount.

“Term Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Term Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Term Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Term Loan C” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Term Loan C Commitment Amount.

“Term Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Term Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Term Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Term Loan Maturity Date” means, with respect to each Term Loan, March 1, 2022, or if earlier, the date of acceleration of the Term Loans following an Event of Default or the date of prepayment of the Loans, whichever is applicable.

“Term Loan Note” means each promissory note executed in connection with a Term Loan in substantially the form of Exhibit C-1 attached hereto.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of Lender or its designees to purchase securities of Borrower Representative in substantially the form of Exhibit G attached hereto.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2.  Loans; Repayment.

2.1  Commitments.

(a) Term Loan Commitments. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to Co-Borrowers prior to the Term Loan A Commitment Termination Date, Term Loan A, prior to the Term Loan B Commitment Termination Date, Term Loan B, and prior to the Term Loan C Commitment Termination Date, Term Loan C.

(b) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to Co-Borrowers prior to the Revolving Loan Commitment Termination Date, the Revolving Loan. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrower may borrow, prepay and reborrow Revolving Loans.

(c) The Loans and the Notes. The joint and several obligation of Co-Borrowers to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the Lender.

(d) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Co-Borrowers.

(e) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Co-Borrowers hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) the applicable Commitment Termination Date. Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Co-Borrowers shall terminate if, in Lender’s sole discretion, there has been a material adverse change in the general affairs, management, or results of operations, condition (financial or otherwise) of any Co-Borrower, or Co-Borrowers collectively, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by any Co-Borrower from the business plan of such Co-Borrower presented to Lender on or before the date of this Agreement.

2.2  Payments.

(a) Scheduled Payments.

(i)     Term Loans. Co-Borrowers shall make (i) a payment of accrued interest only to Lender on the outstanding principal amount of each Loan commencing on the first Payment Date occurring after the Funding Date of such Loan and continuing through September 1, 2019 and (ii) an equal payment of principal plus accrued interest to Lender on the outstanding principal amount of each Loan on the next thirty (30) Payment Dates as set forth in the Note applicable to such Loan (collectively, the “Initial Scheduled Payments”). Notwithstanding, and in lieu of, the foregoing, if Co-Borrowers satisfies the Interest Only Extension Milestone, then Co-Borrowers shall make (A) a payment of accrued interest only to Lender on the outstanding principal amount of each Loan commencing on the first Payment Date occurring after the Funding Date of such Loan and continuing through March 1, 2020 and (ii) an equal payment of principal plus accrued interest to Lender on the outstanding principal amount of each Loan on the next twenty-four (24) Payment Dates as set forth in the Note applicable to such Loan (collectively, the “Extended Scheduled Payments”, and collectively with the Initial Scheduled Payments, the “Scheduled Payments”). Co-Borrowers shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.

(ii)    Revolving Loan. The Co-Borrowers shall jointly and severally be obligated to make (x) a payment of accrued interest only on the outstanding principal amount of the Revolving Loan on each Payment Date commencing on the first Payment Date occurring after the date of this Agreement and continuing through the Revolving Loan Commitment Termination Date (such payments, the “Revolving Loan Interest Payments”) and (y) commencing on the first Payment Date immediately after the Revolving Loan Commitment Termination Date, and continuing for the next twenty-three (23) Payment Dates thereafter, an equal payment of principal plus accrued interest in an amount sufficient to fully amortize the outstanding principal balance of the Revolving Loan on or prior to the Revolving Loan Maturity Date (“Revolving Loan Amortization Payments” and, together with the Revolving Loan Interest Payments, the “Scheduled Revolving Loan Payments”). In any event, all unpaid principal, accrued interest and all outstanding fees on the Revolving Loan shall be due and payable in full on the Revolving Loan Maturity Date.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Co-Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Co-Borrowers shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. The Loan Rate shall initially be calculated using the LIBOR Rate reported in the Wall Street Journal on the date which is five (5) Business Days prior to the proposed date of disbursement of the Loan, but shall thereafter be calculated for each calendar month using the LIBOR Rate reported in the Wall Street Journal on the first calendar day of such month, provided, however, that if the first calendar day of any month is not a Business Day, the Loan Rate shall be calculated using the LIBOR Rate reported in the Wall Street Journal on the Business Day immediately preceding the first calendar day of such month. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (i) first, to Lender’s Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due). After the occurrence of an Event of Default that has not been waived by Lender, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Co-Borrowers shall pay to Lender a late payment fee equal to six percent (6%) of any Scheduled Payment or Revenue Based Payment not paid when due to such Lender.

(f)  Default Rate. After the occurrence of an Event of Default that has not been waived by Lender, Co-Borrowers shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by any Co-Borrower to Collateral Agent or Lender under this Agreement or the other Loan Documents (including Scheduled Payments and Revenue Based Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Co-Borrowers shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Term Loans Final Payment.

(i)     Term Loan A Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Loan A Final Payment”) upon the earlier of (A) payment in full of the principal balance of Term Loan A, (B) an Event of Default and demand by Horizon in writing of payment in full of Term Loan A or (C) the Term Loan Maturity Date, as applicable.

(ii)    Term Loan B Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Loan B Final Payment”) upon the earlier of (A) payment in full of the principal balance of Term Loan B, (B) an Event of Default and demand by Horizon in writing of payment in full of Term Loan B or (C) the Term Loan Maturity Date, as applicable.

(iii)   Term Loan C Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Loan C Final Payment”) upon the earlier of (A) payment in full of the principal balance of Term Loan C, (B) an Event of Default and demand by Horizon in writing of payment in full of Term Loan C or (C) the Term Loan Maturity Date, as applicable.

(h) Revolving Loan Final Payment. After the Revolving Loan Commitment Termination Date, upon the earlier of (i) payment in full of the principal balance of the Revolving Loan, (ii) an Event of Default and demand by Lender of payment in full of the Revolving Loan or (iii) on the Revolving Loan Maturity Date, as applicable, the Co-Borrowers shall be jointly and severally obligated to pay to Lender a payment in the amount of the greater of (1) One Hundred Fifty Thousand Dollars ($150,000) and (1) six percent (6%) multiplied by (2) the outstanding principal balance of the Revolving Loan on the Revolving Loan Commitment Termination Date.

2.3  Prepayments.

(a) Mandatory Prepayment.

(i)     Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Co-Borrowers, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if Co-Borrowers had opted to prepay on the date of such acceleration.

(ii)    Mandatory Prepayment of Excess Borrowings. If at any time, the outstanding principal balance of the Revolving Loan exceeds the Borrowing Base, then, on the next succeeding Business Day, Co-Borrowers shall pay to Lender, in the manner specified in Section 2.4(a), a payment of principal in an amount that results in the outstanding principal balance of the Revolving Loan being not more than the Borrowing Base.

(b) Optional Prepayment.

(i)     Prepayment and Termination. Upon ten (10) Business Days’ prior written notice to Lender, Co-Borrowers may, at its option, at any time, prepay all (and not less than all) of the outstanding Loans (and terminate the Revolving Loan Commitment) by simultaneously paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; plus (ii) an amount equal to (A) if such Loan is prepaid on or before the Loan Amortization Date applicable to such Loan, three percent (3%) of the then outstanding principal balance of such Loan, provided, however, that if the outstanding principal balance of the Revolving Loan being prepaid prior to the Loan Amortization Date applicable to such Revolving Loan is less than Two Million Five Hundred Thousand Dollars ($2,500,000), then the prepayment fee due and owing to Lender by Co-Borrowers hereunder shall be Seventy-Five Thousand Dollars ($75,000), or (B) if such Loan is prepaid after the Loan Amortization Date applicable to such Loan, two percent (2%) of the then outstanding principal balance of such Loan; plus (iii) the outstanding principal balance of such Loan; plus (iv) an amount equal to the difference between the actual Revenue Based Payments paid by Co-Borrowers to Lender and the applicable Minimum Required Revenue Based Payments; plus (v) all other sums, if any, that shall have become due and payable hereunder.

(ii)    Prepayment and Reborrowing of Revolving Loan. Upon not less than five (5) Business Days prior written notice, and not more frequently than once per month, Co-Borrowers may, at their option, prepay the Revolving Loan by paying to Lender an amount equal to: (a) any accrued and unpaid interest on the outstanding principal balance of the Revolving Loan and (b) outstanding principal portions of the Revolving Loan in increments of Five Hundred Thousand Dollars ($500,000). Any principal amount of the Revolving Loan prepaid pursuant to this Section 2.3(b)(ii) may be reborrowed in accordance with the terms of Section 2.5(a).

2.4  Other Payment Terms.

(a) Place and Manner. Co-Borrowers shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by any Co-Borrower hereunder shall be made, in immediately available funds, not later than 2:00 p.m. Connecticut time, on the date on which such payment is due. Co-Borrowers shall make such payments to Lender via wire transfer or ACH as instructed by Lender from time to time.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i)     Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any taxes; provided that if any Co-Borrower shall be required to deduct any taxes from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Co-Borrower shall make such deductions and (C) such Co-Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)    Each Co-Borrower shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any taxes imposed or asserted directly on Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of Lender entering into this Agreement to the extent such taxes are paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such indemnified taxes shall not include income or franchise taxes imposed on (or measured by) Lender’s net income by the jurisdiction, or any political subdivision thereof or taxing authority therein, under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located. A certificate as to the amount of such payment or liability delivered to any Co-Borrower by Lender shall be conclusive absent manifest error.

(iii)   As soon as practicable after any payment of taxes by any Co-Borrower hereunder to a Governmental Authority, Borrower Representative shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(iv)   If Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Co-Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, Lender shall deliver to Borrower Representative, as reasonably requested by Borrower Representative, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(v)    If Lender receives a refund in respect of taxes paid by any Co-Borrower pursuant to this Section 2.4(c), which in the reasonable discretion of Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by such Co-Borrower in connection with such refunded taxes, to such Co-Borrower, net of all out-of-pocket expenses (including any taxes to which Lender has become subject as a result of its receipt of such refund) of Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Co-Borrower, upon the request of the Lender, shall repay to Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will Lender be required to pay any amount to any Co-Borrower pursuant to this paragraph (v) the payment of which would place Lender in a less favorable net after-tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Co-Borrower or any other Person.

2.5  Procedure for Making the Loans.

(a) Notice.

(i)     Term Loans. Borrower Representative shall notify Lender of the date on which any Co-Borrower desires Lender to make any Term Loan at least five (5) Business Days in advance of the desired Funding Date, unless the Lender elects at its sole discretion to allow the Funding Date for a Term Loan to be made by Lender to be within five (5) Business Days of Borrower Representative’s notice. Lender acknowledges that the Co-Borrowers have satisfied the five (5) Business Day notice requirement with respect to Term Loan A and Term Loan B which were advanced by Lender to Co-Borrowers on the date of the Existing Loan Agreement, and with respect to Loan C, which was advanced by Lender to Co-Borrowers on August 31, 2018. Each Co-Borrower’s execution and delivery to Lender of one or more Notes in respect of a Term Loan shall be such Co-Borrower’s agreement to the terms and calculations thereunder with respect to such Term Loan. Lender’s obligation to make any Term Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(ii)    Revolving Loans. Prior to the Revolving Loan Commitment Termination Date and not more frequently than once per month, if Co-Borrowers desire to request a Revolving Loan be made by Lender, then the Borrower Representative shall (x) deliver a completed current Borrowing Base Certificate and Funding Certificate and (y) notify Lender of the date on which Co-Borrowers desire Lender to make such Revolving Loan and the amount, which shall be limited to increments of $500,000 and may not exceed the Revolving Loan Availability Amount. The Borrower Representative’s notice shall be made at least five (5) Business Days in advance of the desired Funding Date of the Revolving Loan, unless Lender elects at its sole discretion to allow such Funding Date to be within five (5) Business Days of the Borrower Representative’s notice. Lender’s obligation to make the requested Revolving Loan shall be expressly subject to the satisfaction of the terms and conditions of this Agreement.

(b) Loan Rate Calculation. Prior to each Funding Date for any Loan, Lender shall establish the Loan Rate with respect to such Loan.

(c) Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Borrower Representative at the account specified in the Funding Certificate for such Loan.

2.6  Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. In connection with the execution and delivery of the Existing Loan Agreement, Borrower Representative delivered to Horizon a good faith deposit in the amount of Fifty Thousand Dollars ($50,000) (the “Initial Good Faith Deposit”). The Initial Good Faith Deposit paid to Horizon was credited to the Initial Commitment Fee payable to the Lender. In connection with the execution and delivery of this Agreement, Borrower Representative has delivered to Horizon a good faith deposit in the amount of Fifty Thousand Dollars ($50,000) (the “Additional Good Faith Deposit”). The Additional Good Faith Deposit paid to Horizon will be credited to the Additional Commitment Fee payable to the Lender. If the conditions in Section 3.4 are not satisfied by March 31, 2019 based on Borrower Representative’s election not to proceed with the financing, Lender shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost. If the initial Funding Date for the Revolving Loan does not occur based on Lender’s election not to proceed with the financing, Lender shall retain from the Good Faith Deposit its Lender’s Expenses and promptly return the balance thereof to Borrower Representative.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Co-Borrowers shall pay to Lender all of Lender’s reasonable legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents.

(c) Commitment Fee. Co-Borrowers paid, concurrently with their execution and delivery of the Existing Loan Agreement, a commitment fee to Horizon in the amount of Seventy-Five Thousand Dollars ($75,000) (the “Initial Commitment Fee”). Co-Borrowers shall pay to Horizon, (i) concurrently with their execution and delivery of this Agreement, a commitment fee in the amount of Seventy-Five Thousand Dollars ($75,000), (ii) on the date that is twelve (12) months after the date of this Agreement, a commitment fee in the amount of Thirty Thousand Dollars ($30,000), and (iii) on the date that is twenty-four (24) months after the date of this Agreement, a commitment fee in the amount of Thirty Thousand Dollars ($30,000) (the fees payable pursuant to clauses (i), (ii) and (iii), collectively, the “Additional Commitment Fee”). The Additional Commitment Fee shall be retained by the Lender and be deemed fully earned upon receipt.

3.  Conditions of Loans.

3.1  Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by each Co-Borrower, Collateral Agent and Lender.

(b) Intercreditor Agreement. An amendment to the Intercreditor Agreement dated as of June 14, 2018 between Lender and Heritage Bank of Commerce permitting the incurrence by Borrower of the Revolving Loan Obligations.

(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of each Co-Borrower, dated as of the date hereof, with copies of the following documents attached: (i) the certificate of incorporation and bylaws (or equivalent documents) of such Co-Borrower certified by such Co-Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates. A good standing certificate from each Co-Borrower’s state of organization and the state in which each Co-Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement and the other Loan Documents.

(g) Legal Opinion. A legal opinion of each Co-Borrower’s counsel, dated as of the date hereof, covering the matters set forth in Exhibit D hereto.

(h) Account Control Agreements. Account Control Agreements for all of each Co-Borrower’s deposit accounts and securities accounts duly executed by all of the parties thereto.

(i) INTENTIONALLY OMITTED

(j) Fees and Expenses. Payment of all fees and expenses then due hereunder or under any other Loan Document.

(k) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2  Conditions Precedent to Making Term Loan A and Term Loan B. The obligation of Lender to make Term Loan A and Term Loan B is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Landlord Agreements. Borrower Representative shall have provided Lender with a Landlord Agreement for each location where any Co-Borrower’s books and records and the Collateral (other than (i) laptops and similar equipment maintained by any employee of any Co-Borrower and (ii) other Collateral with an aggregate value of not more than $50,000) is located (unless a Co-Borrower is the fee owner thereof).

(c) Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of each of Term Loan A and Term Loan B to Horizon.

(d) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lender pursuant to Section 4. Each Co-Borrower authorizes Collateral Agent and Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.

(e) Funding Certificate. Borrower Representative shall have duly executed and delivered to Lender a Funding Certificate for such Term Loans.

(f) Subordination Agreement. To the extent Borrower Representative has incurred any Indebtedness permitted pursuant to clause (d) of the definition of Permitted Indebtedness prior to the date of this Agreement, Borrower Representative shall have provided Lender with a Subordination Agreement with respect to such Indebtedness, executed by the lender providing such Indebtedness.

(g) Representations and Warranties. The representations and warranties made by each Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct as of such Funding Date.

(h) Other Documents. Each Co-Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3  Conditions Precedent to Making Term Loan C. The obligation of Lender to make Term Loan C is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of Term Loan C to Horizon.

(c) Funding Certificate. Borrower Representative shall have duly executed and delivered to Lender a Funding Certificate for such Term Loan C.

(d) Billings. Borrower Representative shall have provided Lender with evidence reasonably satisfactory to Lender that Co-Borrowers have, during the three calendar month period immediately preceding the Funding Date for such Term Loan C, achieved Billings of not less than Five Million Dollars ($5,000,000).

(e) Representations and Warranties. The representations and warranties made by each Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct as of such Funding Date (except to the extent that such representations are made as of a specific date, in which event they shall only be required to remain true and correct in all material respects as of such date (or if such representation or warranty is already qualified as to materiality, in all respects)).

(f) Other Documents. Each Co-Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.4  Conditions Precedent to Making the Revolving Loan. The obligation of Lender to make the Revolving Loan is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Each Co-Borrower shall have duly executed and delivered a Revolving Loan Note in the amount of the Revolving Loan Commitment Amount to Horizon.

(c) Representations and Warranties. The representations and warranties made by each Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct as of such Funding Date (except to the extent that such representations are made as of a specific date, in which event they shall only be required to remain true and correct in all material respects as of such date (or if such representation or warranty is already qualified as to materiality, in all respects)).

(d) Notice; Funding Certificate; Borrowing Base Certificate. The Borrower Representative shall have provided Lender with the notices required by Section 2.5(b), including a duly executed Funding Certificate and Borrowing Base Certificate for such Revolving Loan, which Borrowing Base Certificate shall demonstrate that the Revolving Loan Availability Amount is not less than the principal amount of such Revolving Loan requested to be made by Lender to Co-Borrowers hereunder.

(e) Agreements. Co-Borrowers shall have provided Lender with evidence reasonably satisfactory to Lender that Co-Borrowers have (i) executed and delivered amendments to those certain Provider Group Agreements with Aetna Health, Inc. and (ii) received confirmation from Cigna Corporate Services, LLC (“Cigna”) of the minimum billings to be generated by Co-Borrowers pursuant to the terms of that certain Master Services Agreement (Comprehensive) between Cigna and Catasys, Inc. during calendar year 2019.

(f) Warrant. The Warrant duly executed by Borrower.

(g) Other Documents. Each Co-Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.5 Covenant to Deliver. Each Co-Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced. Each Co-Borrower expressly agrees that the extension of any Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of any Co-Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

4.  Creation of Security Interest.

4.1  Grant of Security Interests. Each Co-Borrower grants to Collateral Agent and Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by each Co-Borrower of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of each Co-Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of any Co-Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Co-Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to any Co-Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by any Co-Borrower (subject, in each case, to the contractual rights of third parties to require funds received by any Co-Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Co-Borrower and each Co-Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and each Co-Borrower’s books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through (e), all other personal property of each Co-Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

4.2  After-Acquired Property. If any Co-Borrower shall at any time acquire a commercial tort claim, as defined in the Code, with a value in excess of Fifty Thousand Dollars ($50,000), Borrower Representative shall promptly notify Collateral Agent and Lender in writing signed by Borrower Representative of the brief details thereof and grant to Collateral Agent and Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent and Lender.

4.3  Duration of Security Interest. Collateral Agent’s and Lender’s security interest in the Collateral shall continue until the indefeasible payment in full and the satisfaction of all Obligations, and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Collateral Agent and Lender shall, at Co-Borrowers’ sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4  Location and Possession of Collateral. The Collateral (other than (i) laptops and similar equipment maintained by any Co-Borrower’s employees, (ii) other Collateral with an aggregate value of not more than $50,000, and (iii) the cash deposited with the issuer of the letters of credit described in subclause (m) of the definition of “Permitted Indebtedness” in Section 1.1 of the Loan Agreement) is and shall remain in the possession of each Co-Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule or at such other location(s) as to which any Co-Borrower has provided not less than ten (10) Business Days prior written notice to Collateral Agent. Co-Borrowers shall remain in full possession, enjoyment and control of the Collateral (other than (i) laptops and similar equipment maintained by any Co-Borrower’s employees, (ii) other Collateral with an aggregate value of not more than $50,000 and except only as may be otherwise required by Collateral Agent or Lender for perfection of the security interests therein created hereunder, and (iii) the cash deposited with the issuer of the letters of credit described in subclause (m) of the definition of “Permitted Indebtedness” in Section 1.1 of the Loan Agreement) and so long as no Event of Default has occurred, shall be entitled to manage, operate, dispose of and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.5  Delivery of Additional Documentation Required. Each Co-Borrower shall from time to time execute and deliver to Collateral Agent and Lender, at the request of Collateral Agent or Lender, all financing statements and other documents Collateral Agent or Lender may reasonably request, in form reasonably satisfactory to Collateral Agent and Lender, to perfect and continue Collateral Agent’s and Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6  Right to Inspect. Collateral Agent and Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior written notice, from time to time during each Co-Borrower’s usual business hours, to inspect the books and records of each Co-Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify each Co-Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral; provided that so long as no Event of Default has occurred or is continuing, Collateral Agent and Lender shall not make such inspections, in the aggregate, more than twice in any calendar year. Any inspection, test or appraisal conducted hereunder shall be conducted at the sole cost and expense of Co-Borrowers.

4.7  Protection of Intellectual Property. Each Co-Borrower shall:

(a) protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Collateral Agent in writing of material infringements;

(b) not allow any Intellectual Property material to any Co-Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent; and

(c)  provide written notice to Collateral Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).

5.  Representations and Warranties. Except as set forth in the Disclosure Schedule, each Co-Borrower represents and warrants as follows:

5.1  Organization and Qualification. Each Co-Borrower and its Subsidiaries is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a Material Adverse Effect.

5.2  Authority. Each Co-Borrower has all necessary power and authority to execute, deliver, and perform its obligations in accordance with the terms thereof, the Loan Documents to which it is a party. Each Co-Borrower and its Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted. Each Co-Borrower and its Subsidiaries have obtained all licenses, permits, approvals and other authorizations necessary for the operation of their business, other than the failure to obtain which would not reasonably be likely to have a Material Adverse Effect.

5.3  Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which any Co-Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of any Co-Borrower or violate in any material respect any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which any Co-Borrower or any Subsidiary or any of their respective property or assets may be bound or affected or any material agreement or instrument to which any Co-Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens, in each case, to the extent such contravention, conflict, violation or default would not reasonably be likely to have a Material Adverse Effect.

5.4  Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which any Co-Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of each Co-Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, (other than those that have been obtained on or before the date hereof), any Person is, was or will be necessary to (a) the valid execution and delivery of any Loan Document to which any Co-Borrower is a party, (b) the performance of each Co-Borrower’s obligations under any Loan Document or (c) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral. and those that would not reasonably be likely to have a Material Adverse Effect. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Co-Borrower, enforceable against each Co-Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5  No Prior Encumbrances. Each Co-Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Each Co-Borrower has good title and ownership of, or is licensed under, all of such Co-Borrower’s current Intellectual Property. Each Co-Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) Permitted Licenses, (b) over-the-counter software that is commercially available to the public and (c) material Intellectual Property licensed to such Co-Borrower (other than off-the-shelf software) and noted on the Disclosure Schedule. Each patent which it owns or purports to own and which is material to any Co-Borrower’s business is valid and enforceable, and no part of the Intellectual Property which any Co-Borrower owns or purports to own and which is material to any Co-Borrower’s business has been judged invalid or unenforceable, in whole or in part. Except as noted on the Disclosure Schedule, no Co-Borrower is a party to, nor is it bound by, any Restricted License. No Co-Borrower has received any communications alleging that any Co-Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person, in each case that could reasonably be expected to have a Material Adverse Effect. No Co-Borrower has knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property each Co-Borrower, and each Co-Borrower owns all Intellectual Property associated with the business of such Co-Borrower and Subsidiaries, free and clear of any Liens other than Permitted Liens.

5.6  Security Interest. The provisions of this Agreement create legal and valid security interests in the Collateral in favor of Collateral Agent and Lender, and, assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement) and (b) are and will continue to be superior and prior to the rights of all other creditors of each Co-Borrower (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement).

5.7  Name; Location of Chief Executive Office, Principal Place of Business and Collateral. No Co-Borrower has done business under any name other than that specified on the signature page hereof. Each Co-Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where such Co-Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule or at such locations permitted under Section 7.2 of this Agreement.

5.8  Litigation. There are no actions or proceedings pending by or against any Co-Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body in which an adverse decision could have a Material Adverse Effect. No Co-Borrower has knowledge of any such pending or threatened actions or proceedings.

5.9  Financial Statements. All financial statements relating to any Co-Borrower, any Subsidiary or any Affiliate that have been delivered by any Co-Borrower to Collateral Agent or Lender present fairly in all material respects such Co-Borrower’s Consolidated financial condition as of the date thereof and such Co-Borrower’s Consolidated results of operations for the period then ended.

5.10 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect since the Co-Borrowers’ most recently filed SEC Documents.

5.11 Full Disclosure. No representation, warranty or other statement made by any Co-Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or Lender (other than projections, forward-looking statements and other information of a general economic or industry nature, which projections, forward-looking statements and other information of a general economic or industry nature have been prepared by the applicable Co-Borrower in good faith based upon assumptions believed by such Co-Borrower to be reasonable at the time) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to any Co-Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.12 Solvency, Etc. Each Co-Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, each Co-Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13 Subsidiaries. No Co-Borrower has any Subsidiaries.

5.14 Capitalization. All issued and outstanding Equity Securities of each Co-Borrower are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except for such compliance with such laws that would not reasonably be expected to result in a Material Adverse Effect.

5.15 Catastrophic Events; Labor Disputes. No Co-Borrower, Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Co-Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of any Co-Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a Material Adverse Effect.

5.16 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of each Co-Borrower, no officer, employee or consultant of any Co-Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by any Co-Borrower because of the nature of the business conducted or to be conducted by any Co-Borrower or relating to the use of trade secrets or proprietary information of others, and to each Co-Borrower’s knowledge, the continued employment of each Co-Borrower’s officers, employees and consultants does not subject any Co-Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

(b) No Present Intention to Terminate. To the knowledge of each Co-Borrower, no officer of any Co-Borrower, and no employee or consultant of any Co-Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has any present intention of terminating his or her employment or consulting relationship with such Co-Borrower.

5.17 No Plan Assets. No Co-Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Co-Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) no Co-Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with each Co-Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.18 Sanctions, Etc. No Co-Borrower, any of its Subsidiaries or, to the knowledge of any Co-Borrower, any director, officer, employee, agent or Affiliate of any Co-Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. To the best of each Co-Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of each Co-Borrower, each Subsidiary or each of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.

5.19 Regulatory Compliance. No Co-Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. No Co-Borrower or any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. No Co-Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.20 Payment of Taxes. All federal and other material tax returns, reports and statements (including any attachments thereto or amendments thereof) of each Co-Borrower and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired) and all taxes shown on such tax returns or otherwise due and payable and all assessments, fees and other governmental charges upon each Co-Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges which are being diligently contested by such Co-Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of each Co-Borrower, no tax return of any Co-Borrower or any Subsidiary is currently under an audit or examination, and no Co-Borrower has received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. No Co-Borrower is an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

5.21 Anti-Terrorism Laws. No Co-Borrower will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise). Lender hereby notifies each Co-Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Co-Borrower and its principals, which information includes the name and address of each Co-Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws.

6.  Affirmative Covenants. Each Co-Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1  Good Standing. Each Co-Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Co-Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2  Government Compliance. Each Co-Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3  Financial Statements, Reports, Certificates. Each Co-Borrower shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a Co-Borrower prepared Consolidated balance sheet, Consolidated income statement and Consolidated cash flow statement covering such Co-Borrower’s operations during such period, certified by such Co-Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”), as well as a completed Borrowing Base Certificate for the Revolving Loan, and a borrowing base certificate with respect to the Indebtedness permitted pursuant to clause (d) of the definition of Permitted Indebtedness; (b) as soon as available, but in any event within ninety (90) days after the end of such Co-Borrower’s fiscal year, audited Consolidated financial statements of such Co-Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; (c) as soon as available, but in any event within thirty (30) days after the earlier of (i) the end of such Co-Borrower’s fiscal year or (ii) the date of such Co-Borrower’s board of directors’ adoption, such Co-Borrower’s operating budget and plan for the next fiscal year; and (d) such other financial information as Lender may reasonably request from time to time. Additionally, each Co-Borrower shall provide Lender promptly as they are available and in any event: (i) at the time of filing of such Co-Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of such Co-Borrower, the financial statements of such Co-Borrower filed with such Form 10-K; and (ii) at the time of filing of such Co-Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of such Co-Borrower, the Consolidated financial statements of such Co-Borrower filed with such Form 10-Q. In addition, each Co-Borrower shall deliver to Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by such Co-Borrower to its security holders and (B) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against any Co-Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving any Co-Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to any Co-Borrower, or all Co-Borrowers collectively, of One Hundred Thousand Dollars ($100,000) or more.

6.4  Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower Representative shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5  Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default, Borrower Representative shall provide Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which each Co-Borrower proposes to take with respect thereto.

6.6  Taxes. Each Co-Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lender, on written demand therefor, appropriate certificates attesting to the payment or deposit thereof; and each Co-Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and Lender with proof satisfactory to Lender indicating that each Co-Borrower and each Subsidiary has made such payments or deposits; provided that no Co-Borrower shall be required to make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and that such Co-Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of such Co-Borrower. In addition, no Co-Borrower shall change, and shall not permit any Subsidiary to change, its respective jurisdiction of residence for taxation purposes.

6.7  Use; Maintenance. Each Co-Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in reasonably good operating condition and repair (ordinary wear and tear excepted) and shall make all reasonably necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be reasonably maintained and preserved. No Co-Borrower shall permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property of another Person, without the prior written consent of Collateral Agent and Lender. No Co-Borrower shall permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Collateral Agent and Lender have any security interest in any residual any Co-Borrower’s interest in such equipment under the lease), each Co-Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance in all material respects with the terms of the applicable lease.

6.8  Insurance. Each Co-Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in such Co-Borrower’s industry and location, and as Collateral Agent or Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lender. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and Lender as an additional loss payee and all general liability policies shall show Collateral Agent and Lender as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days notice before canceling its policy. At Collateral Agent’s or Lender’s request, Borrower Representative shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Collateral Agent’s or Lender’s option, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Co-Borrowers shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lender have been granted a first priority security interest and (b) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or Lender, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. If any Co-Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent or Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent or Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower Representative shall furnish to Collateral Agent certificates of insurance or other evidence reasonably satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9  Further Assurances. At any time and from time to time, each Co-Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s Lender’s security interest in the Collateral.

6.10 Subsidiaries. Each Co-Borrower, upon Lender’s or Collateral Agent’s request, shall cause any Subsidiary to provide Lender and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

6.11  Keeping of Books. Each Co-Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Co-Borrower and its Subsidiaries in accordance with GAAP.

6.12 Increasing Billings. Co-Borrowers shall achieve aggregate Billings in each two (2) fiscal quarter period in an amount greater than the Billings achieved in the aggregate by Co-Borrowers in the immediately preceding two (2) fiscal quarter period. This covenant shall be tested on the last day of each calendar quarter.

6.13 Revenue Based Payments. Until the Obligations are indefeasibly repaid in full, and subject to the terms of Section 2.3(b), within sixty (60) days of the end of each calendar quarter, Co-Borrowers shall pay to Lender the required Revenue Based Payment. In addition, upon (a) the date of acceleration of the Loans following an Event of Default or (b) the date of prepayment of the Loans, Co-Borrowers shall pay to Lender an amount equal to the difference between the actual Revenue Based Payments paid by Co-Borrowers to Lender and the applicable Minimum Required Revenue Based Payments.

6.14 Upstreaming of Amounts from Managed Entities. Until the Obligations are indefeasibly repaid in full, Borrower Representative shall take all actions necessary to ensure that all amounts due and owing to Borrower Representative pursuant to the terms of any Management Services Agreement are paid to Borrower Representative no later than the end of each calendar month and not less than once a month.

6.15 Minimum Revolving Loan Balance. Commencing on the date when Revolving Loans are first made under this Agreement, and continuing until the Revolving Loan Commitment Termination Date, the outstanding principal balance of the Revolving Loan shall be not less than the Minimum Required Amortized Balance.

6.16 Remaining Months Liquidity.

(a) Commencing on June 30, 2019 (as reported by Co-Borrowers on financial statements to be delivered no later than July 31, 2019), and continuing until the date on which Borrower Representative receives cash proceeds of not less than Ten Million Dollars ($10,000,000) as a result of the sale of Borrower Representative’s Equity Securities, Co-Borrowers shall, on the last day of each calendar month, maintain (a) cash on deposit in accounts over which Lender and Collateral Agent maintain an Account Control Agreement, plus (b) the Revolving Loan Availability Amount plus (c) Heritage Bank Availability in an aggregate amount not less than the greater of (i) Four Million Dollars ($4,000,000) and (ii) the Required Remaining Months Liquidity Amount.

(b) Commencing on the date on which Borrower Representative receives cash proceeds of not less than Ten Million Dollars ($10,000,000) as a result of the sale of Borrower Representative’s Equity Securities, and continuing until the repayment in full of the Obligations, Co-Borrowers shall, on the last day of each calendar month, maintain (a) cash on deposit in accounts over which Lender and Collateral Agent maintain an Account Control Agreement, plus (b) the Revolving Loan Availability Amount plus (c) Heritage Bank Availability in an aggregate amount not less than the Required Remaining Months Liquidity Amount.

6.17 Registration Statement. On or prior to April 30, 2019, Borrower Representative shall have provided Lender with evidence reasonably satisfactory to Lender that Borrower Representative has filed with the United States Securities and Exchange Commission a registration statement on Form S-3 for the future sale of Borrower Representative’s Equity Securities pursuant to Rule 415 of the Securities Act of 1933.

7.  Negative Covenants. Each Co-Borrower, until the full and complete payment of the Obligations, covenants and agrees that such Co-Borrower shall not:

7.1  Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Collateral Agent.

7.2  Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral (other than (i) laptops and similar equipment maintained by any Co-Borrower’s employees, (ii) other Collateral with an aggregate value of not more than $50,000, and (iii) the cash deposited with the issuer of the letters of credit described in subclause (m) of the definition of “Permitted Indebtedness” in Section 1.1 of this Agreement) from any Co-Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3  Liens. Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement or by operation of law to have priority to Collateral Agent’s and Lender’s Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lender, or Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Co-Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Co-Borrower’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as set forth in the definition of “Permitted Liens” herein.

7.4  Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete equipment made in the ordinary course of business; (c) Transfers pursuant to Permitted Licenses; (d) sales of assets consented to by Lender; (e) Transfers by a Subsidiary of any or all of its business, property or assets to a Co-Borrower; (f) Transfers in connection with transactions permitted by Sections 7.5, 7.6 and 7.8; (g) Transfers of cash or cash equivalents for uses not prohibited by the terms of this Agreement; (h) Permitted Liens; (i) disposition of Investments permitted by Section 7.11.

7.5  Distributions. (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year); (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such; (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (e) set apart any sum for any such purpose; provided, however, a Co-Borrower may pay dividends payable solely in such Co-Borrower’s common stock.

7.6  Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person; provided that (a) any Subsidiary may merge into another Subsidiary and (b) any Subsidiary may merge into a Co-Borrower so long as such Co-Borrower is the surviving entity.

7.7  Change in Business or Ownership. (a) Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably related thereto or (b) have a material change in such Co-Borrower’s ownership equal to or greater than twenty-five percent (25%) other than (i) by the sale by such Co-Borrower of such Co-Borrower’s Equity Securities in a public offering or (ii) to venture capital investors so long as Borrower Representative identifies to Lender and Collateral Agent the venture capital investors prior to the execution of a definitive agreement relating to such change of ownership and any such venture capital investors that purchase or otherwise acquire twenty-five percent (25%) or more of the ownership of any Co-Borrower in one or a series of transactions have cleared Lender’s “know your customer” checks.

7.8  Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to each Co-Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of any Co-Borrower or (b) create a Subsidiary without providing at least 10 Business Days advance notice thereof to Lender and, if requested by Lender, such Subsidiary guarantees the Obligations and grants a security interest in its assets to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lender.

7.9  Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement or under any revolving credit agreement constituting Permitted Indebtedness under clause (d) of the definition of Permitted Indebtedness) or lease obligations, (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.

7.10 Indebtedness. Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12 Compliance. (a) Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (b) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (c) (i) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit, or (ii) permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.

7.13 Maintenance of Accounts. (a) Maintain any deposit account or securities account except accounts with respect to which Collateral Agent and Lender has obtained a perfected security interest in such accounts through one or more Account Control Agreements or (b) grant or allow any other Person (other than Collateral Agent or Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts other than in favor of the lender providing Borrower Representative with Indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness. Notwithstanding the foregoing, Co-Borrowers may maintain one account at California Bank and Trust that exists as of the date of this Agreement and over which Lender does not maintain an Account Control Agreement, provided that such account at California Bank and Trust is closed on or before the date that is ninety (90) days after the date of this Agreement.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than Permitted Liens.

8.  Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Co-Borrowers under this Agreement:

8.1  Failure to Pay. If any Co-Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; (b) any Revenue Based Payment on the date any such payment is due; or (c) any other portion of the Obligations within five (5) days after receipt of written notice from Lender that such payment is due.

8.2  Certain Covenant Defaults. If any Co-Borrower fails to perform any obligation arising under Sections 6.5, 6.8, 6.12, 6.13, 6.14, 6.15, 6.16 or 6.17 or violates any of the covenants contained in Section 7 of this Agreement.

8.3  Other Covenant Defaults. If any Co-Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and such Co-Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4  Material Adverse Effect. The occurrence of an event that results in a Material Adverse Effect.

8.5  INTENTIONALLY OMITTED

8.6  Seizure of Assets, Etc. (a) If any material portion of any Co-Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, (b) if any Co-Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Co-Borrower’s or any Subsidiary’s assets or (d) if a notice of lien, levy, or assessment is filed of record with respect to any Co-Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after any Co-Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Co-Borrower.

8.7  Service of Process. (a) The service of process upon Collateral Agent or Lender seeking to attach by a trustee or other process any funds of any Co-Borrower on deposit or otherwise held by Collateral Agent or Lender in excess of One Hundred Thousand Dollars ($100,000), (b) the delivery upon Collateral Agent or Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of any Co-Borrower on deposit or otherwise held by Collateral Agent or Lender in excess of One Hundred Thousand Dollars ($100,000) or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining any Co-Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or Lender) seeking to foreclose or attach any such accounts or securities.

8.8  Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness of any Co-Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) or a default shall exist under any financing agreement with a Lender or any Lender’s Affiliates.

8.9  Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against one or more Co-Borrowers or Subsidiary and shall remain unsatisfied and unstayed for a period of ten (10) days or more except for those that are fully covered by a reputable and financially sound insurer.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or Lender by any Co-Borrower or any officer, employee, agent, or director of any Co-Borrower.

8.11 INTENTIONALLY OMITTED

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or any Co-Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of any Co-Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding. (a) If a proceeding shall have been instituted in a court having jurisdiction (i) seeking a decree or order for relief in respect of any Co-Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of any Co-Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14 Voluntary Insolvency Proceeding. If any Co-Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of any Co-Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

9.  Lender’s Rights and Remedies.

9.1  Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of any Co-Borrower. In addition, upon the occurrence of an Event of Default, Collateral Agent and Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lender, or Lender (acting alone) may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by each Co-Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or Lender);

(b) Protection of Collateral. Make such payments and do such acts as Collateral Agent or Lender consider necessary or reasonable to protect Collateral Agent’s and Lender’s security interest in the Collateral. Borrower Representative agrees to assemble the Collateral if Collateral Agent or Lender so requires and to make the Collateral available to Collateral Agent or Lender as Collateral Agent or Lender may designate. Each Co-Borrower authorizes Collateral Agent, Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Co-Borrower’s owned premises, such Co-Borrower hereby grants Collateral Agent and Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent, Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Co-Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by any Co-Borrower or in which any Co-Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or Lender’s exercise of its remedies hereunder and that any exercise of remedies under this Section 9.1(c) shall be subject to any rights of third parties in or to such Intellectual Property;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Co-Borrower’s premises) as Collateral Agent or Lender determines are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Co-Borrowers.

9.2  Set Off Right. Upon the occurrence of an Event of Default that has not been waived by Lender, Collateral Agent and Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of any Co-Borrower or any other assets of any Co-Borrower in Collateral Agent’s or Lender’s possession or control.

9.3  Effect of Sale. Upon the occurrence of an Event of Default that has not been waived by Lender, to the extent permitted by law, each Co-Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of any Co-Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of each Co-Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against each Co-Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through each Co-Borrower, its successors or assigns.

9.4  Power of Attorney in Respect of the Collateral. Each Co-Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) the true and lawful attorney in fact of such Co-Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lender’s security interests in the Collateral. Each Co-Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) upon the occurrence of an Event of Default that has not been waived by Lender, the true and lawful attorney in fact of such Co-Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent or Lender were such Co-Borrower itself; (b) to receive payment of and to endorse the name of such Co-Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or Lender’s possession or under Collateral Agent’s or Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s or Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of such Co-Borrower or otherwise, which Collateral Agent or Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lender in and to the Collateral; (e) endorse such Co-Borrower’s name on any checks or other forms of payment or security; (f) sign such Co-Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under such Co-Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent or Lender determine reasonable; (i) transfer the Collateral into the name of Collateral Agent, Lender or a third party as the Code permits; and (j) to the extent permitted by applicable law, to otherwise act with respect thereto as though Collateral Agent or Lender were the outright owner of the Collateral.

9.5  Lender’s Expenses. If any Co-Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent or Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent or Lender deems prudent. Any amounts paid or deposited by Collateral Agent or Lender shall constitute Lender’s Expenses, shall be promptly paid by Co-Borrowers after written demand therefor, and shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent or Lender shall not constitute an agreement by Collateral Agent or Lender to make similar payments in the future or a waiver by Collateral Agent or Lender of any Event of Default under this Agreement. Co-Borrowers shall pay all reasonable fees and expenses, including Lender’s Expenses, incurred by Collateral Agent or Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6  Remedies Cumulative; Independent Nature of Lender’s Rights. Collateral Agent’s and Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No failure on the part of Collateral Agent or Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right. The Obligations of each Co-Borrower to Lender or Collateral Agent may be enforced by Lender or Collateral Agent against each Co-Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or Lender, as applicable, to be joined as an additional party in any proceeding to enforce such Obligations.

9.7  Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or Lender, at the time of or received by Collateral Agent or Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or Lender, including Lender’s Expenses;

(b) Second, to the payment to Lender of the amount then owing or unpaid on the Revolving Loan for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Revolving Loan had been voluntarily prepaid (together with a corresponding reduction in the Revolving Loan Commitment Amount), the principal balance of the Revolving Loan, and all other Obligations with respect to the Revolving Loan (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Revolving Loan, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Revolving Loan had been voluntarily prepaid, then to the principal balance of the Revolving Loan, and then to the payment of other amounts then payable to Lender under any of the Loan Documents);

(c) Third, to the payment to Lender of the amount then owing or unpaid on the Term Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Term Loans had been voluntarily prepaid, the principal balance of the Term Loans, and all other Obligations with respect to the Term Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Term Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Term Loans had been voluntarily prepaid, third, to the principal balance of the Term Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

(d) Fourth, to the payment of the surplus, if any, to Co-Borrowers, their successors and assigns or to the Persons lawfully entitled to receive the same.

9.8  Reinstatement of Rights. If Collateral Agent or Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lender shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10.  Waivers; Indemnification.

10.1 Demand; Protest. Each Co-Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or Lender on which any Co-Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Collateral Agent and Lender comply with their obligations, if any, under the Code, neither Collateral Agent nor Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Co-Borrowers.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Each Co-Borrower agrees upon written demand to pay or reimburse Collateral Agent and Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Collateral Agent and Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Each Co-Borrower shall indemnify, reimburse and hold Collateral Agent, Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to any Co-Borrower’s property), or bodily injury to or death of any person (including any agent or employee of any Co-Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of any Co-Borrower or any Co-Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by any Co-Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Co-Borrowers shall not indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a direct and sole result of such Indemnified Person’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or Lender’s written demand, Co-Borrowers shall assume and diligently conduct, at their sole cost and expense, the entire defense of Collateral Agent and Lender, each of their members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). No Co-Borrower shall settle or compromise any Claim against or involving Collateral Agent or Lender without first obtaining Collateral Agent’s or Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH CO-BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Co-Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Co-Borrowers. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11.  Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower Representative or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower Representative:	Catasys, Inc. 11601 Wilshire Blvd., Suite 1100 Los Angeles, CA 90025 Attention: Christopher Shirley, Chief Financial Officer Fax: (888) 975-7712 Ph: (310) 444-4317

If to Horizon or HCII:	Horizon Technology Finance Corporation 312 Farmington Avenue Farmington, CT 06032 Attention: Legal Department Fax: (860) 676-8655 Ph: (860) 676-8654

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by any Co-Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to any Co-Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. Collateral Agent and Lender may disclose the Loan Documents and any other financial or other information relating to any Co-Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees for the benefit of such Co-Borrower to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Co-Borrowers, Collateral Agent and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Each Co-Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each Co-Borrower, Collateral Agent and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against any Co-Borrower, Collateral Agent or Lender. Each Co-Borrower, Collateral Agent and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish each Co-Borrower’s, Collateral Agent’s or Lender’s actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and each Co-Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Co-Borrower in any case shall entitle any Co-Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lender and on each Co-Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by each Co-Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lender, notwithstanding any investigation by Collateral Agent or Lender.

12.6 No Set-Offs by any Co-Borrower. All sums payable by any Co-Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of each Co-Borrower to indemnify Collateral Agent and Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or Lender have run.

13. Relationship of Parties. Co-Borrowers and Lender acknowledge, understand and agree that the relationship between each Co-Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain solely that of a borrower and lender. Lender shall not, under any circumstances, be construed to be a partner or a joint venturer of any Co-Borrower or any of its Affiliates; nor shall Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Co-Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to any Co-Borrower or any of its Affiliates. Neither Collateral Agent nor Lender undertakes or assumes any responsibility or duty to any Co-Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform any Co-Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or Lender or the operations of any Co-Borrower or any of its Affiliates. Each Co-Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or Lender in connection with such matters is solely for the protection of Collateral Agent and Lender and no Co-Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by any Co-Borrower with the Securities and Exchange Commission) disclosed by any Co-Borrower to Collateral Agent or Lender in writing or through inspection pursuant to this Agreement shall be considered confidential. Collateral Agent and Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Neither Collateral Agent nor Lender shall disclose such information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or Lender’s members, partners, attorneys, governmental regulators (including any self-regulatory authority) or auditors, (c) to Collateral Agent’s or Lender’s subsidiaries and affiliates, (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, any Co-Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation set forth herein or (f) as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of the creditworthiness of any Co-Borrower and the exercise of Collateral Agent’s or Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by any Co-Borrower under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or Lender, (iii) is disclosed to Collateral Agent or Lender on a non-confidential basis by a third party or (iv) is independently developed by Collateral Agent or Lender. Notwithstanding the foregoing, Collateral Agent’s and Lender’s agreement of confidentiality shall not apply if Collateral Agent or Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and Lender’s security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT. EACH CO-BORROWER, COLLATERAL AGENT AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. EACH CO-BORROWER, COLLATERAL AGENT AND LENDER HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

16. Cross-Guaranty of Co-Borrowers.

16.1  Cross-Guaranty. Each Co-Borrower hereby agrees that such Co-Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Co-Borrower. Each Co-Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 16 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 16 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Co-Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 16) or any other Loan Document, or the waiver or consent by Lender with respect to any of the provisions hereof or thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Co-Borrower or any other Person; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Co-Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

16.2  Waivers by Co-Borrowers. Each Co-Borrower expressly waives all rights it may have now or in the future under any statute, at common law, at law, in equity or otherwise, to compel Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Co-Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Co-Borrower. Each Co-Borrower and the Lender agrees that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 16 and such waivers, Lender would decline to enter into this Agreement.

16.3  Benefit of Guaranty. Each Co-Borrower agrees that the provisions of this Section 16 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Co-Borrower and the Lender, the obligations of such other Co-Borrower under the Loan Documents.

16.4  Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 16.7, each Co-Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Co-Borrower acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect such Co-Borrower’s liability hereunder or the enforceability of this Section 16, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 16.

16.5  Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Co-Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 16. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies (including, without limitation, its right to enter a deficiency judgment against any Co-Borrower or any other Person), whether because of any applicable laws pertaining to “election of remedies” or the like, each Co-Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Co-Borrower might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Co-Borrower shall not impair any other Co-Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether a Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 16, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

16.6  Limitation. Notwithstanding any provision herein contained to the contrary, each Co-Borrower’s liability under this Section 16 (which liability is in any event in addition to amounts for which such Co-Borrower is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the lesser of:

(a) the net amount of all Loans advanced to any other Co-Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Co-Borrower; and

(b) the amount that could be claimed by Lender from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Co-Borrower’s right of contribution and indemnification from each other Co-Borrower under Section 16.7.

16.7  Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Co-Borrower shall make a payment under this Section 16 of all or any of the Obligations (other than Loans made to such Co-Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Co-Borrower, exceeds the amount that such Co-Borrower would otherwise have paid if each Co-Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Co-Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Co-Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the commitments to lend hereunder, such Co-Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Co-Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Co-Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 16.7 is intended only to define the relative rights of Co-Borrowers and nothing set forth in this Section 16.7 is intended to or shall impair the obligations of Co-Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 16.7 shall limit the liability of any Co-Borrower to pay the Loans made directly or indirectly to such Co-Borrower and accrued interest, fees and expenses with respect thereto for which such Co-Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Co-Borrowers to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Co-Borrowers against other Co-Borrowers under this Section 16 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the commitments to lend hereunder.

16.8  Liability Cumulative. The liability of Co-Borrowers under this Section 16 is in addition to and shall be cumulative with all liabilities of each Co-Borrower to the Lender under this Agreement and the other Loan Documents to which such Co-Borrower is a party or in respect of any Obligations or obligation of the other Co-Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER REPRESENTATIVE and CO-BORROWER: CATASYS, INC. By: Name: Title:	CO-BORROWER: ANXIOLITIX, INC. By: Name: Title:
CO-BORROWER: CATASYS HEALTH, INC. By: Name: Title:
LENDER and COLLATERAL AGENT: HORIZON TECHNOLOGY FINANCE CORPORATION By: Name: Robert D. Pomeroy, Jr. Title: Chief Executive Officer	LENDER: HORIZON CREDIT II LLC By: Name: Robert D. Pomeroy, Jr. Title: Chief Executive Officer

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C-1	Form of Term Loan Note
Exhibit C-2	Form of Revolving Loan Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Warrant

EXHIBIT A

DISCLOSURE SCHEDULE

[Provided separately – to be inserted upon completion]

EXHIBIT B

FUNDING CERTIFICATE

Dated: [_], 20[_]

The undersigned, being the duly elected and acting                       of CATASYS, INC., a Delaware corporation (“Borrower Representative”), does hereby certify to HORIZON TECHNOLOGY FINANCE CORPORATION (“Horizon” or “Lender”) in connection with that certain Amended and Restated Venture Loan and Security Agreement dated as of [_], 2019 by and among Borrower Representative, Anxiolitix, Inc. (“Anxiolitix”), Catasys Health, Inc. (“Catasys Health” and collectively with Borrower Representative, and Anxiolitix, “Co-Borrowers”), Lender and Horizon as Collateral Agent (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.      The representations and warranties made by each Co-Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof. (except to the extent that such representations are made as of a specific date (such as “as of the date hereof”), in which event they shall only be required to remain true and correct in all material respects as of such date (or if such representation or warranty is already qualified as to materiality, in all respects)).

2.      No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3.      Each Co-Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.      All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5.      No material adverse change in the general affairs, management, results of operations, or condition (financial or otherwise) of any Co-Borrower, whether or not arising from transactions in the ordinary course of business, has occurred.

6.      The proceeds for Term Loan [A/B/C] [Revolving Loan] shall be disbursed as follows:

Disbursement from Horizon:
Loan Amount	$
Less:
Legal Fees	$
Balance of Commitment Fee	$

Net Proceeds due from Horizon:	$

7.       The aggregate net proceeds of the Loan in the amount of $_________________ shall be transferred by Horizon to Borrower Representative’s account as follows:

Account Name:

Bank Name:

Bank Address:

Attention:

Telephone:

Account Number:

ABA Number:

BORROWER REPRESENTATIVE:

CATASYS, INC.

By:

Name:

Title:

[Signature page to Funding Certificate]

EXHIBIT C-1

SECURED PROMISSORY NOTE

(Term Loan A/B/C)

$	Dated: [_______, 20__]

FOR VALUE RECEIVED, the undersigned, CATASYS, INC., a Delaware corporation, (“Borrower Representative”), ANXIOLITIX, INC. (“Anxiolitix”), CATASYS HEALTH, INC. (“Catasys Health” and collectively with Borrower Representative, and Anxiolitix, “Co-Borrowers”), HEREBY JOINTLY AND SEVERALLY PROMISE TO PAY to HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation (“Lender”) the principal amount of ____________ Dollars ($__________) or such lesser amount as shall equal the outstanding principal balance of Loan [_] (the “Loan”) made to any Co-Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue from the applicable Funding Date at the Loan Rate or, if applicable, the Default Rate, each as established in accordance with the Loan Agreement (as defined below). Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing [_], 201[_], through and including September 1, 2019, on the first day of each month (each an “Initial Interest Payment Date”) Co-Borrowers shall make payments of accrued interest only on the outstanding principal amount of the Loan. Commencing on October 1, 2019, and continuing on the first day of each month thereafter (each an “Initial Principal and Interest Payment Date”), Co-Borrowers shall make to Lender thirty (30) equal payments of principal in the amount of [______________] plus accrued interest on the then outstanding principal amount due hereunder. On the earliest to occur of (i) [_], 201[_], (ii) payment in full of the principal balance of the Loan or (iii) an Event of Default and demand by Lender of payment in full of the Loan, Co-Borrowers shall make a payment of One Hundred Fifty Thousand and 00/100 Dollars ($150,000) to Lender (the “Final Payment”). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on [_], 201[_].

Notwithstanding, and in lieu of, the foregoing, if Co-Borrowers satisfy the Interest Only Extension Milestone (as defined in the Loan Agreement), then commencing [_], 201[_], through and including March 1, 2020, on the first day of each month (each an “Extended Interest Payment Date”), Co-Borrowers shall make payments of accrued interest only on the outstanding principal amount of the Loan. Commencing on April 1, 2020, and continuing on the first day of each month thereafter (each an “Extended Principal and Interest Payment Date”, and collectively with each Initial Interest Payment Date, each Initial Principal and Interest Payment Date and each Extended Interest Payment date, each a “Payment Date”), Co-Borrowers shall make to Lender twenty-four (24) equal payments of principal in the amount of [______________] plus accrued interest on the then outstanding principal amount due hereunder. On the earliest to occur of (i) [_], 201[_], (ii) payment in full of the principal balance of the Loan or (iii) an Event of Default and demand by Lender of payment in full of the Loan, Co-Borrowers shall make a payment of One Hundred Fifty Thousand and 00/100 Dollars ($150,000) to Lender (the “Final Payment”). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on [_], 2022.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of the date hereof (the “Loan Agreement”), among Co-Borrowers, Lender, and Lender as Collateral Agent. The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Co-Borrowers, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of each Co-Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Co-Borrowers shall pay all fees and expenses, including reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any Co-Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of Connecticut. Each Co-Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the state or federal courts located within the State of Connecticut.

[Remainder of page intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, each Co-Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER REPRESENTATIVE and CO-BORROWER: CATASYS, INC. By: Name: Title:	CO-BORROWER: ANXIOLITIX, INC. By: Name: Title:

CO-BORROWER: CATASYS HEALTH, INC. By: Name: Title:

EXHIBIT C-2

SECURED REVOLVING PROMISSORY NOTE

(Revolving Loan)

$7,500,000	Dated: January __, 2019

FOR VALUE RECEIVED, each of the undersigned, CATASYS, INC., a Delaware corporation, (“Borrower Representative”), ANXIOLITIX, INC. (“Anxiolitix”), CATASYS HEALTH, INC. (“Catasys Health” and collectively with Borrower Representative, and Anxiolitix, “Co-Borrowers”), HEREBY JOINTLY AND SEVERALLY PROMISE TO PAY to HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation (“Lender”) the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) or such lesser as shall equal the outstanding principal balance of the Revolving Loan (the “Loan”) made to the Co-Borrowers by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue from the applicable Funding Date at the Loan Rate or, if applicable, the Default Rate, each as established in accordance with the Loan Agreement (as defined below). Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing [_], 201[_], through and including [___________], on the first day of each month (each an “Initial Interest Payment Date”) Co-Borrowers shall make payments of accrued interest only on the outstanding principal amount of the Loan. Commencing on [___________], and continuing on the first day of each month thereafter (each an “Initial Principal and Interest Payment Date”), Co-Borrowers shall make to Lender twenty-four (24) equal payments of principal in the amount of [______________] plus accrued interest on the then outstanding principal amount due hereunder.

On the earliest to occur of (i) [_], 201[_], (ii) payment in full of the principal balance of the Loan, and, if applicable, the termination of Lender’s commitment to make the Revolving Loan or (iii) an Event of Default and demand by Lender of payment in full of the Loan, Co-Borrowers shall make a payment to Lender as set forth in Section 2.2(h) of the Loan Agreement (the “Final Payment”). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on [_], 2022.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of the date hereof (the “Loan Agreement”), among Co-Borrowers, Lender, Horizon Credit II LLC, and Lender as Collateral Agent. The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Co-Borrowers, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of each Co-Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Co-Borrowers shall pay all fees and expenses, including reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any Co-Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of Connecticut. Each Co-Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the state or federal courts located within the State of Connecticut.

[Remainder of page intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, each Co-Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER REPRESENTATIVE and CO-BORROWER: CATASYS, INC. By: Name: Title:	CO-BORROWER: ANXIOLITIX, INC. By: Name: Title:

CO-BORROWER: CATASYS HEALTH, INC. By: Name: Title:

(Signature page to Revolving Loan Note)

EXHIBIT D

ITEMS TO BE COVERED BY OPINION OF EACH CO-BORROWER’S COUNSEL

1.      Each Co-Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified and authorized to do business in the State of California.

2.      Each Co-Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

3.      The Loan Documents have been duly authorized, executed and delivered by each Co-Borrower.

4.      To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against any Co-Borrower in any court or before any governmental commission, agency, board or authority which might have a Material Adverse Effect.

5.      The execution and delivery of the Loan Documents are not inconsistent with any Co-Borrower’s Certificate of Incorporation, as amended, or Bylaws, do not and will not contravene (i) any of the laws of the state of New York or any related New York governmental rule or regulation, judgment or order applicable to any Co-Borrower (ii) the General Corporation Law of the State of Delaware, or (iii) certain federal laws (which shall not include any federal securities laws) (collectively, such laws set forth in clauses (i) through and including (iii) shall be the “Applicable Laws”); and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other agreement or instrument of which any Co-Borrower is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person under any of the Applicable Laws.

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO:	HORIZON TECHNOLOGY FINANCE CORPORATION, as Lender and Collateral Agent

FROM:	CATASYS, INC., as Borrower Representative

The undersigned authorized officer (“Officer”) of CATASYS, INC., on behalf of itself and all other Borrowers under and as defined in the Loan Agreement (as defined herein below) (individually and collectively, jointly and severally, “Borrower”), hereby certifies that in accordance with the terms and conditions of the Amended and Restated Venture Loan and Security Agreement dated as of [_________] by and among Borrower, Collateral Agent, and the Lender from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a)     Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below;

(b)     There are no Events of Default, except as noted below;

(c)     Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d)     Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;

(e)     No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lender.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Officer’s Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Financial statements	Monthly within 30 days		Yes	No	N/A
2)	Borrowing Base Certificate	Monthly within 30 days		Yes	No	N/A
3)	Annual (CPA Audited) statements	Within 90 days after FYE		Yes	No	N/A
4)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within 30 days of the earlier of (i) FYE or (ii) BoD approval), and when revised		Yes	No	N/A
5)	A/R & A/P agings	Monthly within 30 days		Yes	No	N/A
6)	8-K, 10-K and 10-Q Filings	Within 5 days of filing		Yes	No	N/A
7)	Officer’s Certificate	Any time financial statements are provided as per Section 6.3		Yes	No	N/A
8)	IP Report	When required due to new IP filings		Yes	No	N/A
9)	Net Revenue of Texas Integrated Health during the most recent measurement period	$___________________
10)	Management Fee paid to Borrower Representative pursuant to the Management Services Agreement dated as of April 2, 2018	$___________________
11)	Net Revenue of California Integrated Health during the most recent measurement period	$___________________
12)	Management Fee paid to Borrower Representative pursuant to the Management Services Agreement dated as of [__________]	$___________________
13)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period	$___________________
14)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period	$___________________

Deposit and Securities Accounts: (Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Financial Covenants

Covenant			Compliance

Increasing Billings Quarter over Quarter	Previous Quarter Billings:[$_________]	Current Quarter Billings: [$________]	Yes	No

Required Months Liquidity Amount	Required Amount: [$_________]	Actual: [$_________]	Yes	No

Other Matters

If the response to any of the below is “Yes”, please provide an explanation of the circumstances giving rise to such “Yes” response on an attachment hereto.

1)	Have there been any changes in senior management since the last Officer’s Certificate?	Yes	No
2)	Has there been any transfers/sales/disposals/retirement or relocation of Collateral or IP prohibited by the Loan Agreement?	Yes	No
3)	Have there been any new or pending claims or causes of action against Borrower that involve more than One Hundred Thousand Dollars ($100,000.00)?	Yes	No
4)	Has any IP been abandoned, forfeited or dedicated to the public since the last Officer’s Certificate?	Yes	No
5)	Has any Default or Event of Default occurred since the last Officer’s Certificate?	Yes	No
6)	Has Borrower sold new shares of equity or made adjustments to existing shares of equity? If yes, please provide applicable supporting documentation.	Yes	No
7)	Has any direct or indirect Subsidiary been formed since the last Officer’s Certificate?	Yes	No
8)	Has any piece of a Borrower’s property been subject to a Lien (other than the lien of Lender pursuant to the Loan Agreement) since the date of the last Officer’s Certificate?	Yes	No
9)	Has any Borrower or any Subsidiary incurred any Indebtedness since the date of the last Officer’s Certificate?	Yes	No
10)	Has Borrower or any Subsidiary made any Investment since the date of the last Officer’s Certificate?	Yes	No

Exceptions: Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

CATASYS, INC., on behalf of itself and all other Borrowers

By

Name:

Title:

Date:

EXHIBIT F

BORROWING BASE CERTIFICATE

TO: HORIZON TECHNOLOGY FINANCE CORPORATION

Reference is made to the Amended and Restated Venture Loan and Security Agreement dated as of February __, 2019 (as it may be amended from time to time, the “Loan Agreement”) by and among CATASYS, INC., a Delaware corporation (“Borrower Representative”), ANXIOLITIX, INC., a Delaware corporation (“Anxiolitix”), CATASYS HEALTH, INC., a Delaware corporation (“Catasys Health” and collectively with Borrower Representative and Anxiolitix, “Co-Borrowers”), HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation (“Horizon”), HORIZON CREDIT II LLC, a Delaware limited liability company (“HCII”), as assignee of Horizon with respect to the Term Loans and Horizon as Collateral Agent. Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.

Borrower Representative, for itself and on behalf of the Co-Borrowers, hereby certifies and warrants that as the close of business on ______________ (the “Calculation Date”), the Revolving Loan Availability Amount was $_______________, computed as set forth below:

1.	Co-Borrowers’ Billings for the immediately preceding three-month period	$

2.	Borrowing Base Amount	$

3.	Aggregate principal amount of the Revolving Loan outstanding as of the Calculation Date	$

4.	Revolving Loan Availability Amount [Item 2 minus Item 3]	$

Borrower Representative has caused this Certificate to be executed and delivered by its duly authorized officer on ________________.

BORROWER REPRESENTATIVE:

CATASYS, INC.

By:

Name:

Title:

EXHIBIT G

FORM OF WARRANT